                                                                   EXHIBIT 10.27





                       ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                               ACADIA DAIRY, INC.
                                   AS SELLER,

                                      AND

                            SCHEPPS-FOREMOST, INC.,
                                    AS BUYER





                                January 1, 1994

                               TABLE OF CONTENTS

                                  ARTICLE I
                      PURCHASE AND SALE; NON-COMPETITION

1.1     Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . .    1
        (a)      Real Property . . . . . . . . . . . . . . . . . . . . .    1
        (b)      Personal Property . . . . . . . . . . . . . . . . . . .    2
        (c)      Inventory . . . . . . . . . . . . . . . . . . . . . . .    2
        (d)      Intellectual Property . . . . . . . . . . . . . . . . .    2
        (e)      Customer List . . . . . . . . . . . . . . . . . . . . .    2
        (f)      Licenses  . . . . . . . . . . . . . . . . . . . . . . .    2
        (g)      Prepaid Expenses  . . . . . . . . . . . . . . . . . . .    2
        (h)      Deposits  . . . . . . . . . . . . . . . . . . . . . . .    2
        (i)      Other Property  . . . . . . . . . . . . . . . . . . . .    2
1.2     Definition of Assets.  . . . . . . . . . . . . . . . . . . . . .    3
1.3     Asset Transaction  . . . . . . . . . . . . . . . . . . . . . . .    3
1.4     Purchase Price; Returns; Prorations/Expenses . . . . . . . . . .    3
        (a)      Purchase Price  . . . . . . . . . . . . . . . . . . . .    3
        (b)      Adjustment With Respect to Certain Returned Items . . .    5
        (c)      Prorations/Expenses . . . . . . . . . . . . . . . . . .    5
1.5     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.6     Non-Competition Agreement  . . . . . . . . . . . . . . . . . . .    6
1.7     Purchase Price Allocations . . . . . . . . . . . . . . . . . . .    6

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

2.1     Representations and Warranties of Seller . . . . . . . . . . . .    6
        (a)      Organization and Standing . . . . . . . . . . . . . . .    6
        (b)      Power and Authority . . . . . . . . . . . . . . . . . .    7
        (c)      Enforceability  . . . . . . . . . . . . . . . . . . . .    7
        (d)      Title . . . . . . . . . . . . . . . . . . . . . . . . .    7
        (e)      Licensing . . . . . . . . . . . . . . . . . . . . . . .    7
        (f)      Sufficiency and Condition of Assets . . . . . . . . . .    7
        (g)      Condition of Inventory; Customers . . . . . . . . . . .    8
        (h)      Intellectual Property . . . . . . . . . . . . . . . . .    8
        (i)      No Litigation . . . . . . . . . . . . . . . . . . . . .    8
        (j)      Parties in Possession . . . . . . . . . . . . . . . . .    8
        (k)      Condemnation  . . . . . . . . . . . . . . . . . . . . .    8
        (l)      Contracts . . . . . . . . . . . . . . . . . . . . . . .    8
        (m)      Books and Records.  . . . . . . . . . . . . . . . . . .    9
        (n)      Absence of Certain Changes  . . . . . . . . . . . . . .    9
        (o)      Employees . . . . . . . . . . . . . . . . . . . . . . .    9
        (p)      Labor Matters . . . . . . . . . . . . . . . . . . . . .   11
        (q)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   11
        (r)      Utilities . . . . . . . . . . . . . . . . . . . . . . .   12
        (s)      Environmental Matters . . . . . . . . . . . . . . . . .   12
        (t)      "Foreign Person" Status . . . . . . . . . . . . . . . .   12
        (u)      Consents  . . . . . . . . . . . . . . . . . . . . . . .   12
        (v)      No Violation  . . . . . . . . . . . . . . . . . . . . .   12

        (w)      Finder's or Broker's Fees.  . . . . . . . . . . . . . .   13
        (x)      Compliance With Laws  . . . . . . . . . . . . . . . . .   13
2.2     Representations and Warranties of Buyer  . . . . . . . . . . . .   13
        (a)      Organization and Standing . . . . . . . . . . . . . . .   13
        (b)      Power and Authority . . . . . . . . . . . . . . . . . .   13
        (c)      Enforceability  . . . . . . . . . . . . . . . . . . . .   13
        (d)      Consents  . . . . . . . . . . . . . . . . . . . . . . .   14
        (e)      No Violation  . . . . . . . . . . . . . . . . . . . . .   14

                                 ARTICLE III
                                   CLOSING

3.1     Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . .   14
3.2     Actions by Seller  . . . . . . . . . . . . . . . . . . . . . . .   14
        (a)      Real Property Deed. . . . . . . . . . . . . . . . . . .   14
        (b)      Non-Foreign Affidavit.  . . . . . . . . . . . . . . . .   14
        (c)      Bill of Sale.   . . . . . . . . . . . . . . . . . . . .   15
        (d)      Assignment and Assumption . . . . . . . . . . . . . . .   15
        (e)      Non-Competition Agreement . . . . . . . . . . . . . . .   15
        (f)      Certificates of Title.  . . . . . . . . . . . . . . . .   15
        (g)      Opinion of Counsel.   . . . . . . . . . . . . . . . . .   15
        (h)      Possession  . . . . . . . . . . . . . . . . . . . . . .   15
        (i)      Name Change.  . . . . . . . . . . . . . . . . . . . . .   15
        (j)      Other Agreements  . . . . . . . . . . . . . . . . . . .   15
3.3     Actions by Buyer . . . . . . . . . . . . . . . . . . . . . . . .   16
        (a)      Payment . . . . . . . . . . . . . . . . . . . . . . . .   16
        (b)      Assignment and Assumption . . . . . . . . . . . . . . .   16
        (c)      Non-Competition Agreement . . . . . . . . . . . . . . .   16
        (d)      Letter of Credit. . . . . . . . . . . . . . . . . . . .   16
        (e)      Opinion of Counsel  . . . . . . . . . . . . . . . . . .   16
        (f)      Other Agreements  . . . . . . . . . . . . . . . . . . .   16

                                  ARTICLE IV
                    POST CLOSING AGREEMENTS AND COVENANTS

4.1     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        (a)      Seller. . . . . . . . . . . . . . . . . . . . . . . . .   16
        (b)      Buyer . . . . . . . . . . . . . . . . . . . . . . . . .   17
        (c)      Indemnity Procedures  . . . . . . . . . . . . . . . . .   18
4.2     Environmental Survey . . . . . . . . . . . . . . . . . . . . . .   18
4.3     Setoff Rights  . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.4     Accounts Payable; Accounts Receivable; Additional Prorations . .   19
        (a)      Accounts Payable.   . . . . . . . . . . . . . . . . . .   19
        (b)      Accounts Receivable.  . . . . . . . . . . . . . . . . .   19
        (c)      Additional Prorations.  . . . . . . . . . . . . . . . .   20
4.5     Books and Records after the Closing.   . . . . . . . . . . . . .   20
4.6     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.7     Further Acts and Assurances. . . . . . . . . . . . . . . . . . .   20

                                  ARTICLE V
                                MISCELLANEOUS

5.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        (a)      If to Seller: . . . . . . . . . . . . . . . . . . . . .   21
        (b)      If to Buyer:  . . . . . . . . . . . . . . . . . . . . .   21
5.2     Survival of Representations and Warranties . . . . . . . . . . .   22
5.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .   22
5.4     Binding Effect/Assignability . . . . . . . . . . . . . . . . . .   22
5.5     Full Cooperation . . . . . . . . . . . . . . . . . . . . . . . .   22
5.6     Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . .   22
5.7     Headings/Captions  . . . . . . . . . . . . . . . . . . . . . . .   22
5.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .   23
5.9     Communications . . . . . . . . . . . . . . . . . . . . . . . . .   23
5.10    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
5.11    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . .   23

                               LIST OF SCHEDULES


Schedule 1.1(a)                               Real Property

Schedule 1.1(b)                               Personal Property

Schedule 1.1(e)                               Customer List

Schedule 1.1(f)                               Licenses

Schedule 1.1(g)                               Prepaid Expenses

Schedule 1.1(h)                               Deposits

Schedule 1.5                                  Contracts To Be Assigned By Seller

Schedule 1.7                                  Purchase Price Allocations

Schedule 2.1(d)                               Existing Exceptions to Title

Schedule 2.1(i)                               Litigation

Schedule 2.1(o)                               Employees

                                LIST OF EXHIBITS


Exhibit A                                     Form of Non-Competition Agreement

Exhibit B                                     Form of Special Warranty Deed

Exhibit C                                     Form of Bill of Sale

Exhibit D                                     Form of Assignment and Assumption
                                              Agreement

                       ASSET PURCHASE AND SALE AGREEMENT



         This Asset Purchase and Sale Agreement (this "Agreement") is made as of the 1st day of January, 1994, by and between Acadia Dairy, Inc., a Louisiana corporation ("Seller"), and Schepps-Foremost, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller owns certain real property located in Lafourche Parish, Louisiana and operates a dairy processing plant on such real property under the name "Acadia Dairy" (the "Dairy Plant"); and

         WHEREAS, Seller operates a wholesale dairy route service (the "Routes") through which the dairy products produced at the Dairy Plant by Seller are sold; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such real property and certain assets of Seller used at the Dairy Plant and in servicing the Routes, on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, in connection with such sale and purchase, Buyer and Seller desire to enter into certain covenants not to compete and certain other ancillary agreements, all as more particularly described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, Seller and Buyer hereby agree as follows:


                                   ARTICLE I
                       PURCHASE AND SALE; NON-COMPETITION

         1.1 SALE AND PURCHASE OF ASSETS. At the Closing (hereinafter defined) and subject to the terms and conditions hereof, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the following assets:

              (a) REAL PROPERTY. That certain tract of land situated in Lafourche Parish, Louisiana more particularly described on Schedule 1.1(a) attached hereto and incorporated herein by reference, together with all and singular the rights and appurtenances pertaining to said real property, including all right, title and interest of Seller in and to adjacent streets, alleys, rights of way, and together with any buildings, structures, improvements, and fixtures situated on said real property (collectively, the "Real Property").

                 (b) PERSONAL PROPERTY. All furniture, equipment, leasehold improvements, fixtures, computers and related software, machinery, supplies, signs, rolling stock, vehicles, and other tangible personal property of any kind or character whatsoever owned by Seller (collectively, the "Personal Property"), including, without limitation, those items listed on
Schedule 1.1(b) attached hereto and incorporated herein by reference.

                 (c) INVENTORY. All finished product inventory of processed and packaged milk and other dairy products of Seller at the Dairy Plant on the date of Closing (collectively, the "Inventory"); provided, however, that the term "Inventory" as used herein shall not include, and Buyer shall not be obligated to purchase hereunder, any outdated, spoiled, damaged or unmarketable processed or packaged milk or other dairy products of Seller.

                 (d) INTELLECTUAL PROPERTY. All rights of Seller in and to any trademarks, trade names, patents, trade secrets, service marks, copyrights, processes, designs, formulae, inventions, ideas, concepts, and advertising and media materials, owned by Seller (collectively, the "Intellectual Property").

                 (e) CUSTOMER LIST. A listing (the "Customer List") of the name of each and every customer to whom Seller sold or contracted to sell any dairy products within the 180 day period prior to Closing and each potential customer to whom Seller has submitted any outstanding bid to sell any dairy products in the future (collectively, the "Customers" and individually a "Customer"), as set forth on Schedule 1.1(e) attached hereto and incorporated herein by reference.

                 (f) LICENSES. All licenses, permits, certificates and authorizations of any kind held by Seller (collectively, the "Licenses"), including, without limitation, those items listed on Schedule 1.1(f) attached hereto and incorporated herein by reference, to the extent that the Licenses may be lawfully transferred or assigned.

                 (g) PREPAID EXPENSES. Those certain prepaid expenses and other items listed or referred to on Schedule 1.1(g) attached hereto and incorporated herein by reference (collectively, the "Prepaid Expenses").

                 (h) DEPOSITS. Those certain deposits listed or referred to on Schedule 1.1(h) attached hereto and incorporated herein by reference (collectively, the "Deposits").

                 (i) OTHER PROPERTY. All guarantees, warranties, blueprints, building plans and specifications, telephone exchange numbers and listings (including, but not limited to, yellow page advertisements) and all other personal property, whether tangible or intangible, owned by Seller and used in the operation of its business, but specifically excluding post office boxes (collectively, the "Other Property").

         1.2 DEFINITION OF ASSETS. As used herein, "Assets" means the Real Property, the Personal Property, the Inventory, the Intellectual Property, the Customer List, the Licenses, the Prepaid Expenses, the Deposits, and the Other Property, collectively, and does not include any of Seller's accounts receivable, cash or cash equivalents or bank accounts.

         1.3 ASSET TRANSACTION. The transactions contemplated by this Agreement shall constitute only the purchase and sale of Assets to be conveyed to Buyer under the express terms of this Agreement. Buyer shall not assume or be liable for any accounts payable, obligations or liabilities of Seller, whether direct or indirect, now existing or hereafter incurred, absolute, accrued, contingent or otherwise, except solely for the contractual obligations or liabilities which Buyer expressly agrees to assume under the terms of this Agreement. Without limiting the generality of the foregoing, Buyer shall not assume and shall have no liability for any liability or obligation based on, arising out of or in connection with any termination or severance liability (including, without limitation, any liability related to or arising out of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. and any applicable state and local laws) with respect to employees who are employed by Seller as of the date of Closing, or claims or conditions arising under or relating to any applicable federal, state or local laws, rules or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters. Seller shall not assume or be liable for any accounts payable, obligations or liabilities of Buyer, whether direct or indirect, now existing or hereafter incurred, absolute, accrued, contingent or otherwise.

         1.4  PURCHASE PRICE; RETURNS; PRORATIONS/EXPENSES.

              (a) PURCHASE PRICE. Subject to the terms and conditions hereof and the adjustments and setoffs expressly specified in this Agreement, the total purchase price (the "Purchase Price") for all of the Assets except the Inventory shall be TWO MILLION FIVE HUNDRED THOUSAND AND NO/100ths DOLLARS ($2,500,000), composed of and payable as follows:

                          (i) At Closing an aggregate of FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($500,000.00) shall be paid by bank cashiers check of immediately available funds to Seller.

                          (ii) The remainder of the Purchase Price, being TWO MILLION AND NO/100ths DOLLARS ($2,000,000) shall be paid to Seller in four equal consecutive annual installments of FIVE HUNDRED THOUSAND AND NO/100ths DOLLARS ($500,000) each, beginning on the first anniversary date of this Agreement and continuing on the same date of each of the next three (3) years thereafter. The obligations of Buyer under this Section 1.4(a)(ii) shall be secured by an irrevocable standby letter of credit issued in favor of Seller by Continental Bank, N.A. (the "Letter of Credit"). The Letter of Credit shall be in such form and substance as is reasonably satisfactory to Seller. In the event of any default by Buyer of any of its payment obligations under this Section 1.4(a)(ii) that is not cured within five (5) business days after the due date of such payment, the beneficiary of the Letter of Credit shall be entitled to draw under the Letter of Credit in accordance with the terms thereof to obtain payment of all then unpaid amounts of the Purchase Price less any amounts then owing to Buyer pursuant to Sections 4.1, 4.2 or 4.4(a); provided, however, that nothing contained herein shall give to Buyer, in the event of default of its payment obligations, any right to enjoin payment to
                                     Seller/Beneficiary under the Letter of
                                     Credit, it being clearly agreed and
                                     understood between Buyer and Seller that such Letter of Credit shall be independent in every respect from this Agreement.

                          (iii) In addition to the payments to Seller under Sections 1.4(a)(i) and (ii), Buyer shall pay to Seller an additional amount for the Inventory pursuant to this Section 1.4(a)(iii). Seller shall cause a physical count of the Inventory to be taken at the Dairy Plant after the close of business on the date of Closing or as soon thereafter as practicable, with Buyer's representatives present and assisting during such count. Seller and Buyer shall mutually approve a schedule showing the physical count of the Inventory. The Inventory as stated in such physical count shall be valued by Seller and Buyer at Buyer's Brown's Velvet Division's finished product cost for comparable products. The aggregate value of the Inventory as determined pursuant to this subsection, less the amount of any reductions pursuant to Section 1.4(b) hereof in respect of returned items, shall be payable to Seller in full by Buyer's check within ten (10) business days after the completion of the physical count of the Inventory.

                 (b) ADJUSTMENT WITH RESPECT TO CERTAIN RETURNED ITEMS. Buyer is not assuming any obligation to replace, or pay any refund for, any dairy products sold by Seller to Customers prior to the Effective Time (hereinafter defined) and thereafter returned to Seller or Buyer by such Customers for replacement or refund. Nevertheless, in order to maintain good relations with Customers after Closing, at its option Buyer may elect to replace such returned dairy products with comparable dairy products of Buyer or otherwise refund to the returning Customer the purchase price (including sales taxes) actually paid by such Customer for the returned dairy products. Notwithstanding anything in Section 1.4(a)(iii) to the contrary, any such replacements or refunds effected by Buyer on or before the 10th business day after the completion of the physical count of the Inventory as described in
Section 1.4(a)(iii) shall constitute a reduction of the amount otherwise payable by Buyer under Section 1.4(a)(iii). The aggregate amount of such reduction shall be the aggregate dollar amount of such refunds made by Buyer plus the value (based on Buyer's finished product cost) of all replacement products provided by Buyer to such Customers.

                 (c) PRORATIONS/EXPENSES. General real estate taxes for the current year relating to the Real Property, property taxes for the current year relating to Assets other than the Real Property, Prepaid Expenses for which Buyer will receive the benefit, utility costs, and revenues and expenses under any of the Contracts (hereinafter defined) to be assigned to Buyer hereunder, shall be estimated and prorated as of the Effective Time (hereinafter defined) and such prorations shall constitute adjustments to the amount of the Purchase Price payable in cash at Closing under Section 1.4(a)(i). The Deposits credited to the account of Buyer shall be reimbursed by Buyer at Closing as an adjustment to the amount of the Purchase Price payable in cash at Closing under Section 1.4(a)(i). All taxes or assessments assessed or accrued with respect to the period prior to the Effective Time shall be paid by Seller. All sales and/or use taxes imposed with respect to the transfer of the Assets to Buyer pursuant to this Agreement, shall be paid by Buyer. Except as expressly otherwise provided herein, Seller and Buyer shall each pay their own respective accounting, legal and actuary fees and other costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.

         1.5 CONTRACTS. For the same consideration, at Closing, and subject to the terms and conditions hereof, Seller shall assign (to the extent assignable) to Buyer, and Buyer shall assume and thereafter perform, those certain contracts to supply products pursuant to bid proposals and other agreements (collectively, the "Contracts") described in or attached to Schedule 1.5 attached hereto and incorporated by reference; provided, however, that Buyer shall not assume or be obligated for any obligations or liabilities of Seller arising out of the Contracts which accrued or resulted from any transactions or any state of facts existing prior to the Effective Time.

         1.6 NON-COMPETITION AGREEMENT. As material consideration to induce Buyer to enter into and perform this Agreement, at the Closing, and subject to the terms and conditions hereof, Seller shall execute and deliver to Buyer a Non-Competition Agreement in the form of Exhibit A attached hereto and incorporated herein by reference (the "Non-Competition Agreement"). Seller acknowledges and agrees that it shall benefit from the transactions contemplated by this Agreement and that, but for the execution of the Non-Competition Agreement by Seller, Buyer would not have agreed to enter into or perform this Agreement or any of the transactions contemplated hereby.

         1.7 PURCHASE PRICE ALLOCATIONS. The Purchase Price shall be allocated in the manner set forth on Schedule 1.7 attached hereto and incorporated herein by reference. Such agreed upon allocations are hereinafter referred to as the "Allocations." The parties agree not to take a federal or state income tax reporting position inconsistent with such Allocations and further agree that such Allocations among the various categories of assets represent reasonable estimates of the fair market values of such categories of assets. Each party agrees to cooperate with the other so that the information shown on Form 8594 filed with the Internal Revenue Service by such party with respect to the transactions contemplated hereby will be consistent with the information shown on the other party's Form 8594.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

              (a) ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana with full power and authority to own and operate its properties and to carry on its business operations as presently being conducted, and to execute, deliver and perform this Agreement and all other documents, instruments and agreements contemplated or required by this Agreement. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary.

                 (b) POWER AND AUTHORITY. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the transactions and other documents contemplated hereby. Seller has taken all requisite corporate action necessary to authorize the execution, delivery and performance of this Agreement and the transactions and other documents contemplated hereby.

                 (c) ENFORCEABILITY. This Agreement constitutes, and the other documents to be executed by Seller at Closing hereunder shall constitute when executed by Seller, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (d) TITLE. Seller is the sole and unconditional legal and equitable owner of the Assets free and clear of any and all liens, charges, claims, security interests or encumbrances of any kind or nature whatsoever and of any agreement or understanding with respect to the use or possession thereof except as set forth in Schedule 2.1(d) (the "Existing Exceptions"). At the Closing, Seller will convey to Buyer good, valid and merchantable title to the Assets, free and clear of any and all liens, charges, claims, security interests and encumbrances of any kind or nature whatsoever and of any such agreement or understanding (including, without limitation, the Existing Exceptions), except as expressly agreed to in writing by Buyer.

                 (e) LICENSING. Seller has received all required and appropriate licenses, permits, authorizations, consents and approvals from all applicable governmental agencies or authorities having jurisdiction over the operation of Seller's business necessary for the operation of such business as currently operated. Seller is in compliance with all terms, conditions and provisions of such licenses, permits, authorizations, consents and approvals and has not received notice of any deficiencies under or violations of any applicable licensing laws, rules, regulations or requirements which have not been corrected. Schedule 1.1(f) is a schedule of all permits, licenses, and authorizations listing and describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of Seller's business.

                 (f) SUFFICIENCY AND CONDITION OF ASSETS. The Assets to be purchased by Buyer hereunder are sufficient in quantity to carry on the business of Seller as heretofore conducted. The Assets include all assets currently being utilized by Seller in operating its business. The Assets comply in all material respects with all applicable environmental, fire, health, safety, zoning and other governmental statutes, codes, rules and regulations. The Assets shall be conveyed to Buyer at Closing with only those representations and warranties stated in Section 2.1 hereof, and except for such representations and warranties stated in Section 2.1 hereof, Seller shall convey the Assets to Buyer at Closing "AS IS", "WHERE IS".

                 (g) CONDITION OF INVENTORY; CUSTOMERS. The Inventory complies in all material respects with all applicable environmental, health, safety, and other governmental statutes, codes, rules and regulations.
Schedule 1.1(e) hereto is a true and complete list of all significant customers to whom Seller sold any dairy products within the 180 day period prior to Closing and each potential customer to whom Seller has submitted any outstanding bid to sell any dairy products in the future.

                 (h) INTELLECTUAL PROPERTY. Except for the Intellectual Property, Seller does not own or use any registered or unregistered trademarks, trade names or service marks in connection with the operation of Seller's business. The operation of Seller's business as presently conducted does not infringe upon or violate any trade name, trademark, service mark, patent, patent application, copyrights or other property rights of another and Seller has not received any notice of any claim of such infringement or violation.
                 (i) NO LITIGATION. Except as set forth in Schedule 2.1(i), there are no claims, actions, suits, arbitrations, governmental investigations, inquiries or proceedings pending or threatened against Seller or the Assets, at law or in equity, or before any governmental or administrative board, agency or authority and, to the best knowledge of Seller, there are no outstanding citations, orders, writs, injunctions, or decrees of any court, government or governmental agency against or affecting the business, financial condition or operations of Seller. Seller does not know of any facts or circumstances which might reasonably form the basis for any such action, suit, or proceeding. None of the actions described in Schedule 2.1(i), if determined adversely to Seller, will have any material adverse impact on Buyer or the Assets or the transactions contemplated hereby.

                 (j) PARTIES IN POSSESSION. There are no parties in possession of the Real Property, or any portion thereof, as lessees, tenants at sufferance, or trespassers.

                 (k) CONDEMNATION. There are no pending or, to the best knowledge of Seller, threatened condemnation, assessment or similar proceedings affecting or relating to the Real Property, or any portion thereof, and, to the best knowledge of Seller after due investigation, no such proceedings are contemplated by any governmental authority.

                 (l) CONTRACTS. Seller has performed all material obligations required of it and is not in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any of the agreements with its Customers and there is no asserted claim of such nonperformance or default by any Customer. Each of the Contracts is in full force and effect. The assignment to Buyer of the Contracts and the consummation of the transactions contemplated by this Agreement will not cause or result in the acceleration, termination or violation of, or default under, any of the Contracts, all of which will continue to be binding in accordance with their terms after the consummation of the transactions contemplated by this Agreement except as otherwise described on Schedule 1.5.

                 (m) BOOKS AND RECORDS. The books and records of Seller made available to Buyer reflect accurately and completely and in reasonable detail valid transactions and fairly present an accurate and complete statement of the transactions, business operations, affairs, assets, liabilities and financial condition of Seller's business as of the respective dates thereof. There have been no material transactions involving Seller's business which properly should have been set forth in such books and records and which have not been actually so set forth.

                 (n) ABSENCE OF CERTAIN CHANGES. Since June 1, 1993, Seller has (i) not suffered any material adverse change outside the ordinary course of business consistent with past practices in the condition, financial or otherwise, business, assets, liabilities or operations of Seller, except as otherwise indicated on the Schedules hereto, (ii) not suffered any material damage, destruction or loss to any of the properties and assets of Seller, whether or not covered by insurance, (iii) not increased the regular rate of compensation payable to any non stockholder employee of Seller other than normal merit or cost of living increases granted in the ordinary course of business, (iv) not established or agreed to establish any pension, retirement or welfare plan for the benefit of any of Seller's employees, (v) not experienced any labor organizational efforts or strikes or entered into any collective bargaining agreements with any union, (vi) not allowed any of the Assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrances, or restriction, except as indicated on the Schedules hereto, (vii) not amended or terminated any contract, agreement or license of significant value to which Seller was or is a party, except in the ordinary course of business, (viii) not entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice, or (ix) not agreed, whether in writing or otherwise, to take any action described in this Section 2.1(n).

                 (o) EMPLOYEES. Schedule 2.1(o) hereto (the "Employee Schedule") lists in true, accurate and complete detail all employees of Seller as of the date of such Schedule, their job titles, annual rates of compensation, accrued vacation, holiday pay and sick leave as of such date and other fringe benefits, if any, and a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday pay, or sick leave and the rate at which such accrued vacation, holiday and sick leave accrues. There are no employees of Seller except as shown on the Employee Schedule. Seller is not bound by any written contract of employment with any employee and all oral employment contracts are terminable at will. Seller is not a party to any employment or other agreement, whether written or oral, pursuant to which Seller has agreed to make any loan to, or guarantee any loan of, an employee of Seller or relating to any bonus, deferred compensation, severance pay or similar plan, agreement or arrangement or understanding with any non stockholder employees of Seller except as reflected in the Employee Schedule. Except as listed on the Employee Schedule, Seller does not have any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees of Seller. With respect to itself and its employees, Seller has complied with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"). Seller shall assume all responsibility and liability with respect to continuation health coverage to the extent required by law and as described in Sections 601 through 608 of ERISA and Section 4980B of the Code for employees whose employment with Seller was terminated at or prior to the Effective Time, including but not limited to employees of Seller who accept employment with Buyer as contemplated below in this Section 2.1(o). At Closing, Seller shall terminate all of its employees effective as of the Effective Time except those listed on the Employee Schedule to whom Buyer has indicated that it intends to offer employment. Buyer shall offer employment to those employees of Seller listed on the Employee Schedule as being employees of Seller to whom Buyer intends to offer employment, and those individuals who accept such offer of employment shall become employees of Buyer and shall be considered "new hires"; provided, however, that Seller acknowledges and agrees that Buyer shall not assume, and shall be indemnified and held harmless by Seller against, any liability or obligation arising out of or with respect to
(i) employment by Seller of any such employees prior to the Effective Time or the termination of such employment at or prior to the Effective Time as described in this Section 2.1(o), including any obligation or liability under
Section 4980B of the Code or Sections 601 through 608 of ERISA, (ii) any pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or employee pension benefit plan (within the meaning of Section 3(2) of ERISA) of Seller, or (iii) any other type of employee benefit or compensation plan, agreement, arrangement, practice or policy of Seller. Furthermore, Seller shall be responsible for paying (i) the amount of all current wages payable or accrued to employees of Seller as of the Effective Time, and (ii) all amounts necessary to discharge any and all accrued and/or earned fringe benefits such as vacation pay, holiday pay or sick leave to all employees of Seller as of the Effective Time; provided, however, Buyer shall honor any accrued vacation time with respect to those employees of Seller to whom it offers employment and who accept such offer of employment and Seller shall not be obligated to pay any accrued vacation pay with respect to such employees. All amounts referred to in clauses (i) and (ii) in the immediately preceding sentence shall be the responsibility of and paid by Seller. Buyer acknowledges and agrees that Seller shall not assume, and shall be indemnified and held harmless by Buyer against, any liability or obligation arising out of or with respect to (i) employment by Buyer of any employees of Seller who accept employment with Buyer at or after the Effective Time as described in this Section 2.1(o), including any obligation or liability under Section 4980B of the Code or Sections 601 through 608 of ERISA, (ii) any pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or employee pension benefit plan (within the meaning of Section 3(2) of ERISA) of Buyer, or (iii) any other type of employee benefit or compensation plan, agreement, arrangement, practice or policy of Buyer.

                 (p) LABOR MATTERS. Seller does not have any collective bargaining agreements with any labor union or organization representing employees of Seller and are not currently negotiating with any labor union or organization representing employees of Seller. There is no pending or, to the best knowledge of Seller, threatened petition by employees of Seller or unions seeking a representation election. Seller is in material compliance with all applicable laws respecting employment and employment practices, benefit plans, other terms and conditions of employment and wages and hours, and is not engaged in any discriminatory act or unfair labor practice. There is no labor strike, dispute, slow down or stoppage actually pending or, to the best knowledge of Seller, threatened against or affecting Seller and no charge or matters pending or threatened before any federal, state or local agencies alleging patterns or practices of discrimination by Seller.

                 (q) TAXES. Seller shall have paid in full when due all federal and state withholding taxes, unemployment taxes, social security taxes, franchise taxes, payroll taxes, and any other applicable federal, state or local taxes, including, but not limited to, any ad valorem, sales, gross receipts of excise taxes, and all penalties and interest with respect thereto, relating to the operations of Seller which were assessed, confirmed and/or accrued prior to the Effective Time or shall have made provision therefor and shall pay such taxes when due if such occurs after the

Effective Time. There are no unpaid proposed assessments for any such taxes pending against Seller.

                 (r) UTILITIES. There are available at the Real Property water and sewer lines in operating condition which provide such utility services to the Real Property sufficient for the operation of Seller's business as presently conducted. There are available at the Real Property electrical and telephone services sufficient for the operation of Seller's business as presently conducted. There is no pending or, to the best knowledge of Seller, threatened governmental or third party proceeding which would impair or result in the termination of such utility availability, and all requisite governmental permits, licenses and approvals for such utility services as are necessary for the operation of Seller's business have been obtained.

                 (s) ENVIRONMENTAL MATTERS. None of the Real Property is subject to any flood plain, wetland protection, coastal zone management, historical preservation, wildlife conservation or other applicable land use law, statute, ordinance, rule, regulation, policy, order or determination which could prohibit or restrict the use and enjoyment of any of the Real Property as presently utilized by Seller. Neither the Real Property nor Seller with respect to the operations of its business are in violation or breach of, or subject to any pending or, to the best knowledge of Seller, threatened investigation, inquiry, notice or remedial order under, any applicable governmental law, rule, regulation of order pertaining to health, safety or the environment ("Applicable Environmental Laws") and no hazardous or toxic substances as defined under Applicable Environmental Laws have been disposed or otherwise released on or from or exist on the Real Property. Seller is not aware that there are any leaks or has been any leakage from the one underground storage tank located on the Real Property (the "Underground Storage Tank"), or that the waste water being released from the Real Property does not presently comply with Applicable Environmental Laws.

                 (t) "FOREIGN PERSON" STATUS. Seller is not a "foreign person" which would subject Buyer to the withholding tax provisions of Section 1445 of the Code.

                 (u) CONSENTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller will not require any consent, approval, authorization, order, declaration, filing or registration of or with any court, any federal, state, or local governmental or regulatory authority, or any other person or entity, other than those which have been, or by Closing will have been, obtained and furnished to Buyer or which the parties have agreed not to seek to obtain.

                 (v) NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (i) do not conflict with and will not conflict with, or result or will result in a breach of, the Articles of Incorporation or Bylaws of Seller, (ii) do not conflict with and will not conflict with, or result or will result in a breach of, or constitute or will constitute a default (or an event which, with or without notice or elapse of time, or both, would constitute a default) under, or result or will result in a creation of any lien or other encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any material agreement or other instrument or obligation by which Seller is bound, and (iii) do not violate and will not violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of them or any of the Assets.

                 (w) FINDER'S OR BROKER'S FEES. Seller is not nor will be obligated for any finder's or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby.

                 (x) COMPLIANCE WITH LAWS. Seller has no knowledge of, and have not received any notice of, any material violation of any federal, state or local law, rule or regulation relating to Seller's business which has not been cured.

         2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

                 (a) ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and operate its properties and to carry on its business operations as presently being conducted, and to execute, deliver and perform this Agreement and all other documents, instruments and agreements contemplated or required by this Agreement.

                 (b) POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver and perform this Agreement and the transactions and other documents contemplated hereby. Buyer has taken all requisite corporate action necessary to authorize its execution, delivery and performance of this Agreement and the transactions and other documents contemplated hereby.

                 (c) ENFORCEABILITY. This Agreement constitutes, and the other documents to be executed by Buyer at Closing hereunder shall constitute when executed by Buyer, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (d) CONSENTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer will not require any consent, approval, authorization, order, or declaration of any court, any federal, state, or local governmental or regulatory authority, or any other person or entity, other than those which have been, or by Closing will have been, obtained or which the parties have agreed not to seek to obtain.

                 (e) NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement, (i) do not conflict with and will not conflict with, or result or will result in a breach of, the Certificate of Incorporation or Bylaws of Buyer, (ii) do not conflict with and will not conflict with, or result or will result in a breach of, or constitute or will constitute a default (or an event which, with or without notice or elapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any material agreement or other instrument or obligation to which Buyer is bound, and (iii) do not violate and will not violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets other than those which the parties have discussed.

                                  ARTICLE III
                                    CLOSING

         3.1 DATE OF CLOSING. Closing hereunder (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement by the parties. The Closing and the transfer of risk of loss with respect to the Assets, and the legal transfer of the Assets, shall be effective as of 12:01 a.m., Dallas, Texas time on the date hereof (such effective time is herein referred to as the "Effective Time"), and all income and expense attributable to the ownership of the Assets and under the Contracts (measured on an accrual basis) to the Effective Time shall be for the account of Seller and thereafter for the account of Buyer.

         3.2     ACTIONS BY SELLER.  At the Closing:

                 (a) REAL PROPERTY DEED. Seller shall deliver to Buyer a duly executed and acknowledged special warranty deed in the form of Exhibit B attached hereto and incorporated herein by reference conveying good and indefeasible title in fee simple to the Real Property, free and clear of any and all liens, claims, encumbrances, conditions, easements, assessments and restrictions except those, if any, expressly agreed to in writing by Buyer.

                 (b) NON-FOREIGN AFFIDAVIT. Seller shall execute and deliver an affidavit in form and content reasonably satisfactory to Buyer and the Title Company certifying that Seller is not a

"foreign person" for purposes of Section 1445 of the Internal Revenue Code.

                 (c) BILL OF SALE. Seller shall deliver to Buyer a duly executed Bill of Sale in the form of Exhibit C attached hereto and incorporated herein by reference conveying good and marketable title to all of the Personal Property, Inventory, Customer List, Intellectual Property, Licenses, Prepaid Expenses, Deposits and Other Property to Buyer, free and clear of any and all liens, security interests, encumbrances, conditions and restrictions except as expressly agreed to in writing by Buyer.

                 (d) ASSIGNMENT AND ASSUMPTION. Seller shall deliver to Buyer a duly executed Assignment and Assumption Agreement in the form of Exhibit D (the "Assignment and Assumption Agreement") attached hereto and incorporated herein by reference conveying and assigning to Buyer all of Seller's right, title and interest in and to the Contracts, free and clear of any and all limitations, conditions, and restrictions except as may be approved by Buyer in writing.

                 (e) NON-COMPETITION AGREEMENT. Seller shall deliver to Buyer a duly executed counterpart of the Non-Competition Agreement.

                 (f) CERTIFICATES OF TITLE. Seller shall deliver to Buyer the duly executed or endorsed originals of the Certificates of Title and other documents required by applicable law to transfer to Buyer the rolling stock and vehicles purchased by Buyer as part of the Assets hereunder.

                 (g) OPINION OF COUNSEL. Seller shall deliver to Buyer an opinion of Block & Bouterie, counsel to Seller, dated the date of Closing, in form and substance reasonably satisfactory to Buyer and its counsel with respect to certain of the matters set forth in Sections 2.1(a), (b) and (c) hereof.

                 (h) POSSESSION. Seller shall deliver to Buyer possession of the Assets.

                 (i) NAME CHANGE. In furtherance of Buyer's purchase of the name "Acadia Dairy, Inc." hereunder, Seller shall deliver to Buyer duly executed original Articles of Amendment to the Articles of Incorporation of Seller in form sufficient for filing with the Louisiana Secretary of State to change the name of Seller to delete any reference to "Acadia Dairy", together with a check payable to the Louisiana Secretary of State in the applicable amount for the required filing fee. Buyer is hereby authorized to file such Articles of Amendment with the Louisiana Secretary of State.

                 (j)      OTHER AGREEMENTS.   Seller shall perform or shall
have performed all of the covenants and agreements contained in this Agreement
to be performed or complied with by Seller at or   prior to the Closing
hereunder.

         3.3     ACTIONS BY BUYER.  At the Closing, Buyer shall:

                 (a)      PAYMENT.  Pay the amount due at Closing pursuant to
Section 1.4(a)(i) hereof, by bank cashiers check of immediately available funds as provided in Section 1.4(a)(i).

                 (b) ASSIGNMENT AND ASSUMPTION. Deliver to Seller a duly executed counterpart of the Assignment and Assumption Agreement.

                 (c) NON-COMPETITION AGREEMENT. Deliver to Seller a duly executed counterpart of the Non-Competition Agreement.

                 (d)      LETTER OF CREDIT.        Cause to be issued and
delivered to Seller the duly executed Letter of Credit.

                 (e) OPINION OF COUNSEL. Deliver to Seller an opinion of Strasburger & Price, L.L.P., counsel to Buyer, dated the date of Closing, in form and substance reasonably satisfactory to Seller and its counsel with respect to certain of the matters set forth in Sections 2.2(a), (b) and (c) hereof.

                 (f) OTHER AGREEMENTS. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing hereunder.


                                   ARTICLE IV
                     POST CLOSING AGREEMENTS AND COVENANTS

         4.1     INDEMNITY.

                 (a) SELLER. Seller agrees to defend, indemnify and hold Buyer and its successors and assigns harmless from, against, and in respect of, any loss, damage, liability, claim, demand, and expense (including, without limitation, reasonable attorney's fees, costs, and expenses) of any kind whatsoever arising out of or resulting from:

                          (i) Any material misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Seller under this Agreement or under any other agreement or document delivered by Seller at Closing hereunder.

                          (ii) Any and all liabilities of Seller of any nature which existed, had been incurred, or arise out of any transaction or any state of facts existing prior to the Effective Time hereunder, including, without limitation, liabilities arising prior to the Effective Time under the Contracts, third party claims or causes of action, taxes, indebtedness, liabilities to employees as provided in Section 2.1(o) or other loss resulting directly or indirectly from the assertion of claims against Seller by any governmental authority or agency or any other person or entity, whether such liability may be direct or indirect, accrued, absolute, contingent, or otherwise; except solely for the contractual liabilities expressly assumed by Buyer at Closing pursuant to this Agreement.

                          (iii)   Any other matter with respect to which
                 Seller has agreed, either in this Agreement or in any document or agreement executed and delivered by Seller pursuant to this Agreement, to provide indemnity to Buyer.

                          (iv) Any and all liability or losses resulting from or arising out of any noncompliance with requirements of any bulk sales or bulk transfer laws applicable to the transactions contemplated hereby.

                          (v) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to the foregoing.

                 (b) BUYER. Buyer agrees to defend, indemnify and hold Seller and its successors and assigns harmless from, against, and in respect of, any loss, damage, liability, claim, demand, or expense (including, without limitation, reasonable attorney's fees, costs and expenses) of any kind whatsoever arising out of or resulting from:

                          (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Buyer under this Agreement or under any other agreement or document delivered by Buyer at Closing hereunder.

                          (ii) Any and all contractual liabilities of Seller which Buyer has expressly assumed at Closing pursuant to this Agreement.

                          (iii) Any liability arising out of Buyer's use of the Assets after the Effective Time.

                          (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

                 (c) INDEMNITY PROCEDURES. In case any claim, demand or action shall be brought against any party entitled to indemnity under Section 4.1(a) or 4.1(b) above, such party shall promptly notify the other party from whom indemnity is sought in writing and the indemnifying party shall assume the defense thereof, including the employment of counsel. In addition, in case any party shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party from whom indemnity might be sought with respect thereto, which shall have the right to take such action as it may deem appropriate to resolve such matter. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of such counsel has been specifically authorized by the indemnifying party. The indemnifying party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment.

         4.2     ENVIRONMENTAL SURVEY.     During the one hundred twenty (120)
day period immediately following Closing, Buyer may conduct such environmental surveys or audits of the Real Property as it deems necessary, including, without limitation, an assessment of the Underground Storage Tank, in order to determine if there has been any violation of Applicable Environmental Laws affecting the Real Property or any disposal or release of hazardous or toxic substances on or from or existing on the Real Property. In the event that during such one hundred twenty (120) day period, Buyer discovers any such violation of Applicable Environmental Laws or the existence of hazardous or toxic substances released on or from or existing on the Real Property, or Buyer determines that there has been leakage from the Underground Storage Tank, that repairs are reasonably necessary to prevent leakage therefrom, or the Underground Storage Tank must be removed, Buyer shall promptly notify Seller of such facts. As soon as practicable thereafter, Buyer shall consult with Seller and the parties shall mutually agree upon an environmental cleanup firm (Seller's agreement shall not be unreasonably withheld) to perform any environmental cleanup or remedial work reasonably necessary on the Real Property. Buyer shall submit all invoices for such remedial work to Seller and Seller hereby agrees that it shall be responsible for and shall timely pay all of such invoices. In the event that Seller fails to promptly pay any of such invoices, then Buyer may elect to pay such invoices and be entitled to set off such amounts in the manner permitted by Section 4.3 hereof.

         4.3     SETOFF RIGHTS.   Notwithstanding anything in this Agreement to
the contrary, Buyer shall be entitled to set off against the amounts payable by it under Section 1.4(a)(ii) hereof the amount of





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
all losses, damages, liabilities, costs or expenses incurred by Buyer (i) for which Buyer is entitled to indemnity from Seller pursuant to Section 4.1 hereof, (ii) which Seller has agreed to pay but failed to do so pursuant to
Section 4.2 hereof, and (iii) as a result of Seller's failure to timely pay its obligations under Section 4.4(a) hereof (such setoff to be made against Buyer's payment obligations in such order and manner as Buyer, in its sole discretion, may select). Such rights of setoff shall be cumulative of all rights of indemnity under this Agreement and all other rights provided by applicable law; provided, however, that nothing contained herein shall grant to Buyer in the event of default in its payment obligations contained in Section 1.4(a)(ii) hereof, any right to enjoin payment to Seller under the Letter of Credit provided for herein.

         4.4     ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE; ADDITIONAL PRORATIONS.

                 (a) ACCOUNTS PAYABLE. Except for those obligations under the Contracts expressly assumed by Buyer at Closing, Seller will pay in a timely manner all bills, accounts payable, notes payable, obligations, indebtedness (including, without limitation, federal, state and local taxes) and other liabilities of Seller due, accrued or incurred for the period prior to the Effective Time. In the event that Seller's failure to promptly pay any such obligations shall result in a material interference with Buyer's business in Buyer's reasonable judgment, then Buyer shall give notice thereof to Seller and, within ten (10) days following receipt of such notice, Seller shall either
(i) pay the particular obligations or (ii) notify Buyer in good faith that the particular obligation is in dispute. If Seller fails to either pay the obligation or notify Buyer that the obligation is in dispute and immediately proceed to resolve the dispute, then Buyer may (i) pay such obligation, in which case the amount so paid plus interest from the date of payment at the fixed rate of four percent (4%) over the prime rate as established by NationsBank of Texas, N.A., Dallas, Texas at the date of payment (or, if less, the maximum lawful rate of interest under applicable law) ("Interest") shall be immediately due from Seller, (ii) pay such obligation, in which case Buyer may set off, in accordance with Section 4.3 hereof, the amount so paid plus Interest against the amounts payable by Buyer pursuant to Section 1.4(a)(ii) hereof, or (iii) exercise any other remedy available to Buyer hereunder or under applicable law.

                 (b) ACCOUNTS RECEIVABLE. The accounts receivable of Seller accrued, whether or not billed, as of the Effective Time shall be the property of Seller. Seller shall be responsible for the billing and collection of such accounts receivable and shall be entitled to exercise any and all of its remedies, whether at law, in equity or pursuant to any agreement with any obligor, against any obligor owing accounts receivable to Seller. The parties hereby agree that for the ninety (90) day period immediately following the Closing, Seller shall have the right to use the name

"Acadia Dairy" and related logos only in connection with the billing and collection of accounts receivable of Seller pursuant to this Section 4.4(b). After the termination of such ninety (90) day period, Seller shall no longer use such name or any of the other Intellectual Property in connection with the billing or collection of accounts receivable or conducting, directly or indirectly, any dairy business in the State of Louisiana. Buyer shall promptly forward to Seller any payments received by Buyer from obligors owing money to Seller for products sold or services rendered by Seller prior to the Effective Time. Buyer shall not be obligated to take any action other than forwarding of amounts received which are owed to Seller with respect to any accounts receivable of Seller. Seller shall promptly forward to Buyer any payments received by Seller from obligors owing money to Buyer for products sold or services rendered by Buyer after the Effective Time.

                 (c) ADDITIONAL PRORATIONS. To the extent not prorated at Closing pursuant to Section 1.4(c), (i) utility costs, property taxes and other revenues and expenses with respect to the Assets and the Contracts shall be prorated between Seller and Buyer as soon as reasonably practicable as of the Effective Time, and (ii) settlement of such items shall occur within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

         4.5 BOOKS AND RECORDS AFTER THE CLOSING. During the three year period immediately following Closing, all books and records of Seller with respect to the period prior to the Effective Time, including without limitation, all records relating to the Assets and operations of Seller, shall be kept at the Real Property where the same are currently located for use by Buyer in its business. During the three year period immediately after Closing, Seller shall have the right from time to time to examine and copy, at its expense, upon reasonable prior request during normal business hours, such books and records with respect to the period prior to the Effective Time.
Thereafter, Seller shall keep such books and records for an additional three year period, during which time Buyer shall have the right from time to time to examine and copy, at its expense, and upon request during normal business hours, such books and records.

         4.6 BROKERAGE. Seller on the one hand, and Buyer, on the other, hereby agree each with the other that they shall indemnify and hold the other party harmless of and from any and all liability, including attorneys' fees and other expenses, arising out of any claim for any broker's or finder's fee or commission or any similar charge in connection with the transactions contemplated and provided for in this Agreement, so far as such claim arises by reason of services alleged to have been rendered to or at the instance of such party.

         4.7 FURTHER ACTS AND ASSURANCES. Seller shall from time to time at and after the Closing, upon request of Buyer, take any





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
reasonable steps necessary to vest in Buyer possession and ownership of the Assets in accordance with the terms of this Agreement, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any reasonable further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required for the transferring and confirming to Buyer, its successors and assigns, the ownership and possession of any or all of the Assets in accordance with terms of this Agreement.


                                   ARTICLE V
                                 MISCELLANEOUS

         5.1 NOTICES. All notices, claims, or demands required or permitted to be given hereunder shall be in writing and shall be delivered by hand or mailed to the other party, properly addressed, certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                 (a)      IF TO SELLER:

                          Acadia Dairy, Inc.
                          1258 St. Charles Street
                          Thibodaux, Louisiana 70301
                          Attention: Vernon E. Toups, Jr.

                          With a copy to:

                          Block & Bouterie
                          504 West Second Street
                          Thibodaux, Louisiana 70302-0510
                          Attention:  Richard J. Bouterie, Jr., Esq.

                 (b)      IF TO BUYER:

                          Schepps-Foremost, Inc.
                          3114 South Haskell
                          Dallas, Texas 75223
                          Attention: Allen A. Meyer, Chairman of the Board

                          With a copy to:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas  75202
                          Attention:  Frederick J. Fowler, Esq.

Hand delivered notices shall be deemed delivered on the date the same are delivered by hand, and mailed notices shall be deemed delivered on the date mailed in accordance with the foregoing provisions of this Section 5.1. A party may change the address for





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
notices to be sent to it by written notice delivered pursuant to the terms of this Section 5.1.

         5.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any agreement, certificate, instrument, schedule, exhibit or document delivered at or prior to Closing by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations, warranties and agreements set forth herein or pursuant hereto shall survive the consummation of this Agreement until the fourth (4th) anniversary date of this Agreement with the same force and effect as if made at the Effective Time, and shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation or inspection heretofore or hereafter made by or on behalf of any of such parties.

         5.3 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be valid unless made in writing and signed by the parties hereto.

         5.4 BINDING EFFECT/ASSIGNABILITY. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and permitted assigns. Seller shall not be entitled to assign this Agreement in whole or in part. Buyer shall have the right at any time to assign this Agreement in whole or in part without the prior consent of any party hereto.

         5.5 FULL COOPERATION. From time to time after the Effective Time, Seller and Buyer shall cooperate and take such action, including the execution of such other documents, as may be necessary to fully consummate the transactions contemplated hereby, and as may be reasonably requested in order to carry out the provisions and purposes of this Agreement.

         5.6 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom.

         5.7 HEADINGS/CAPTIONS. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or effect the





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meaning or construction of any of the provisions of this Agreement.

         5.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         5.9 COMMUNICATIONS. Seller and Buyer agree that they will prepare and issue a mutual agreeable press release or other announcement with respect to the transactions contemplated hereby.

         5.10 WAIVER. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

         5.11 GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                                 *  *  *  *  *





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


              SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        SELLER:

                                        ACADIA DAIRY, INC.


                                        BY:/s/
                                           ------------------------------------
                                       ITS:
                                           ------------------------------------



                                        BUYER:

                                        SCHEPPS-FOREMOST, INC.




                                        BY:/s/
                                           ------------------------------------
                                       ITS:
                                           ------------------------------------





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